Exhibit 4.12

DATED

RESIDEO TECHNOLOGIES, INC.

- and -

COMPUTERSHARE TRUSTEES LIMITED

TRUST DEED

- of the -

RESIDEO TECHNOLOGIES UK SHAREBUILDER PLAN

Matter ref: C7/KK/7142724

Hogan Lovells International LLP

Atlantic House, Holborn Viaduct, London EC1A 2FG

16.	INFORMATION	29

17.	DISPUTES	29

18.	TERMS OF EMPLOYMENT	29

THIS DEED is made the             day of                     2018

BETWEEN:

(1)	RESIDEO TECHNOLOGIES, INC. a Delaware incorporated company whose principal executive offices are at 115 Tabor Road, Morris Plains, New Jersey 07950, U.S.A.(the “Company”); and

(2)	COMPUTERSHARE TRUSTEES LIMITED (Registered Number 2045938) whose registered office is at The Pavilions, Bridgwater Road, Bristol, BS13 8AE (the “Trustees”).

BACKGROUND:

(A)	The Company agreed to establish a Schedule 2 SIP to be called the Resideo Technologies UK Sharebuilder Plan (the “Plan”).

(B)

The Plan is established as an employees’ share scheme as defined in section 1166 of the Companies Act 2006 to enable eligible employees of the Company and of its subsidiaries to acquire shares of Common Stock in the capital of the Company under this Deed and in the rules contained in the Schedule and as a Schedule 2 SIP under Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003 (Share Incentive Plans) (“Schedule 2”).

(C)	The Trustees have agreed to be the original trustees of the Plan on the terms of this Deed and the rules contained in the Schedule.

(D)

The purpose of the Plan is to provide benefits for employees in the form of shares in the Company which gives them a continuing stake in the Company. The Plan does not provide benefits to employees otherwise than in accordance with Schedule 2.

OPERATIVE TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan:

“Accumulation Period” means in relation to Partnership Shares, a period determined by the Board not exceeding 12 months (or any other period specified in Schedule 2) during which the Trustees accumulate an Eligible Employee’s Partnership Share Money before acquiring Partnership Shares on behalf of the Eligible Employee or repaying it to the Eligible Employee;

“Acquisition Date” means:

(a)

in relation to Partnership Shares with no Accumulation Period, the date selected by the Trustees in their absolute discretion being a date within 30 days (or any other period specified in Schedule 2) after the last date on which the Partnership Share Money in relation to the Partnership Shares is deducted;

(b)

in relation to Partnership Shares with an Accumulation Period, the date selected by the Trustees in their absolute discretion being a date within 30 days (or any other period specified in Schedule 2) after the end of the Accumulation Period; and

(c)

in relation to Dividend Shares, the date selected by the Trustees in their absolute discretion being a date within 30 days (or any other period specified in Schedule 2) after the date on which the cash dividend is received by the Trustees in respect of Plan Shares;

“Any Other Plan” means any plan other than the Plan adopted by the Company which provides for the acquisition of Shares by or on behalf of employees or directors;

“Appropriation” means a gift by way of the transfer of the beneficial ownership of Shares to an Eligible Employee by the Trustees under the Plan and the expression “appropriated” is construed accordingly;

“Appropriation Date” means any day on which Free Shares or Matching Shares are appropriated to an Eligible Employee by the Trustees under the Plan;

“Associated Company” means an associated company as defined in paragraph 94 of Schedule 2 (Meaning of “associated company”);

“Award” means:

(a)	in relation to Free Shares and/or Matching Shares the Appropriation of Shares in accordance with the Plan; and

(b)	in relation to Partnership Shares, the acquisition of Shares in accordance with the Plan,

and the expression “awarded” is construed accordingly;

“Board” means the board of directors of the Company or a duly authorised committee of the board of directors of the Company;

“Capital Receipt” means a capital receipt within the meaning given to that expression in section 502 of ITEPA (Meaning of “capital receipt” in section 501);

“Chapter 6” means Chapter 6 of Part 7 of ITEPA (share incentive plans);

“Contract of Participation” means a contract in respect of Free Shares entered into by the Participant, the Company and the Trustees as contemplated by Part 5 (Free Shares) of Schedule 2 in a form determined by the Board which complies with the provisions of Schedule 2;

“Control” means the control of a company within the meaning of section 995 of the Tax Act and a person is deemed to have control of a company if he or she and others acting in concert with him or her have together obtained control of the company within the meaning of section 995 of the Tax Act;

“Dealing Day” means a day on which transactions take place on the New York Stock Exchange;

“Deed” means this Deed as amended in accordance with its provisions;

“Dividend Shares” means Shares which are:

(a)	acquired on behalf of a Participant by the Trustees using cash dividends received in respect of the Participant’s Plan Shares and reinvested in accordance with Rule 6;

(b)	for the time being held by the Trustees on behalf of the Participant under the Plan;

(c)	of the same class and carry the same rights as the Plan Shares in respect of which the cash dividend is paid; and

(d)	not subject to forfeiture,

and, if relevant, includes any New Shares held by the Trustees on the Participant’s behalf under the Plan;

“Eligible Employee” means any person who:

(a)

is an employee of a Participating Company on the Qualifying Date or, if the Qualifying Date is not the Appropriation Date or the Acquisition Date, is an employee of a Participating Company on the Appropriation Date or Acquisition Date;

(b)	a UK resident tax payer within the meaning of paragraph 8(2) of Schedule 2 (All-employee nature of plan) except that this requirement may be waived by the Board in any particular case;

(c)

does not at the same time participate in an award of shares in another Schedule 2 SIP established by the Company or by a connected company as provided in and within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs); and

(d)	has on the Qualifying Date the Qualifying Period (if any) of continuous employment with the Company or any Qualifying Company determined by the Board;

“Free Shares” means Shares appropriated to a Participant under Rule 3 for the time being held by the Trustees on his or her behalf under the Plan and, if relevant, includes any New Shares held by the Trustees on his or her behalf under the Plan;

“Group” means the Company and all of its Subsidiaries and “member of the Group” is construed accordingly;

“HMRC” means HM Revenue and Customs;

“Holding Period” means the period which begins on the Appropriation Date or the Acquisition Date as the case may be and which ends:

(a)

in the case of Free Shares and Matching Shares, at least three years and no later than five years from their Appropriation Date (or any other period permitted by Schedule 2) as specified by the Board in accordance with Rule 2; and

(b)	in the case of Dividend Shares, three years from their Acquisition Date, (or any other period specified by Schedule 2),

except that:

(i)	in each case, the period ends on the date on which the Participant ceases to be an employee of the Company or an Associated Company if earlier; and

(ii)

for the purposes of this definition a Participant is not be treated as ceasing to be an employee of the Company or an Associated Company until he or she is no longer an employee of the Company or of any Associated Company;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Initial Market Value” means:

(a)	if and for so long as the Shares are admitted to trading on the New York Stock Exchange:

(i)	in relation to Free Shares, Matching Shares, Partnership Shares with no Accumulation Period and Dividend Shares which are:

(1)

acquired wholly or partly by the Trustees by subscription, the middle market quotation of a Share of the same class on the New York Stock Exchange on the Dealing Day before the Appropriation Date or the Acquisition Date as determined by the Trustees converted into Pounds Sterling; or

(2)

acquired by the Trustees by purchase, the average purchase price per Share paid by the Trustees (excluding the costs of purchase and stamp duties) to purchase Shares on the Appropriation Date or the Acquisition Date converted into Pounds Sterling except that if the Shares:

(aa)	are not all acquired on the relevant Appropriation Date or Acquisition Date; or

(bb)	are acquired otherwise than by means of a purchase of Shares on a regulated market,

the average purchase price per Share will be the middle market quotation of a Share of the same class on the New York Stock Exchange on the Dealing Day immediately before the relevant Appropriation Date or Acquisition Date as determined by the Trustees converted into Pounds Sterling; or

(3)

acquired by the Trustees by subscription and/or by purchase, the value per Share calculated on the other basis agreed by the Trustees and HMRC in accordance with paragraph 92 of Schedule 2 (Determination of market value) converted into Pounds Sterling;

(ii)

in relation to Partnership Shares with an Accumulation Period, the market value specified in the relevant Partnership Share Agreement for that Accumulation Period as required by paragraph 52 of Schedule 2 which must be one of the following:

(1)	the lower of the market value of a Share:

(aa)	at the beginning of the Accumulation Period; and

(bb)	on the Acquisition Date;

(2)	the market value of a Share at the beginning of the Accumulation Period; or

(3)	the market value of a Share on the Acquisition Date.

Market value for these purposes means:

(A)	on any day the middle market quotation of a Share of the same class on the New York Stock Exchange on the Dealing Day before that day as determined by the Trustees converted into Pounds Sterling; or

(B)

the value per Share calculated on any other basis agreed between the Trustees and HMRC in accordance with paragraph 92 of Schedule 2 (Determination of market value) before the beginning of the Accumulation Period converted into Pounds Sterling; and

(b)	if the Shares are not admitted to trading on the New York Stock Exchange:

(i)

in relation to Free Shares, Matching Shares, Partnership Shares with no Accumulation Period and Dividend Shares, on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, converted into Pounds Sterling and agreed for the purposes of the Plan with HMRC Shares and Assets Valuation on or before that day; and

(ii)

in relation to Partnership Shares with an Accumulation Period, the market value specified in the relevant Partnership Share Agreement for that Accumulation Period as required by paragraph 52 of Schedule 2 which must be one of the following:

(1)	the lower of the market value of a share:

(aa)	at the beginning of the Accumulation Period; and

(bb)	on the Acquisition Date;

(2)	the market value of a Share at the beginning of the Accumulation Period; or

(3)	the market value of a Share on the Acquisition Date.

Market value for these purposes means the market value determined as described in paragraph (b)(i) above.

“New York Stock Exchange” means the New York Stock Exchange or any successor body;

“Matching Shares” means Shares appropriated to a Participant under Rule 5 for the time being held by the Trustees on his or her behalf under the Plan and which are of the same class and carry the same rights as the Partnership Shares to which they relate and, where the context so admits, includes any New Shares held by the Trustees on his or her behalf under the Plan;

“New Shares” means new shares within the meaning of paragraph 87 of Schedule 2 (Consequences of company reconstructions);

“Participant” means any Eligible Employee to whom the Trustees have awarded Shares;

“Participating Company” means the Company and any Subsidiary which participates in the Plan in accordance with clause 6.1 and which is bound by the provisions of the Plan;

“Partnership Shares” means Shares which are acquired on behalf of a Participant by the Trustees under Rule 4 and are registered in the name of the Trustees (or any other person nominated by the Board) to be held by the Trustees on behalf of the Participant under the Plan and where the context so admits includes any New Shares held by the Trustees on his or her behalf under the Plan;

“Partnership Share Agreement” means an agreement in any form determined by the Board which complies with the provisions of Schedule 2 made between the Company, the Trustees and an Eligible Employee under which:

(a)	the Eligible Employee authorises the Company to deduct (or procure that his or her employing Participating Company deducts) part of his or her Salary for the purchase of Partnership Shares; and

(b)

the Company agrees to give effect to the agreement by making (or procuring that the relevant Participating Company makes) deductions from the employee’s Salary of the agreed amount and at the agreed intervals (so that the limits in paragraph 46 of Schedule 2 (Maximum amount of deductions) are not infringed) and undertakes to arrange for the acquisition of Partnership Shares by the Trustees on behalf of the Eligible Employee in accordance with the Plan using the amounts so deducted;

“Partnership Share Money” means amounts deducted from an Eligible Employee’s Salary under the terms of a Partnership Share Agreement;

“Plan” means the Resideo Technologies UK Sharebuilder Plan established by this Deed including the Schedule and any Partnership Share Agreement or Contract of Participation issued to Eligible Employees or Participants in accordance with the Schedule each as amended in accordance with the provisions of this Deed;

“Plan Shares” means Free Shares, Matching Shares, Partnership Shares and Dividend Shares;

“Qualifying Company” means a company which:

(a)	is a Participating Company at the end of the Qualifying Period; or

(b)	when the individual was employed by it was:

(i)	a Participating Company; or

(ii)	an Associated Company of a Participating Company or any other Company qualifying under paragraph 17 of Schedule 2 (Meaning of “qualifying company”);

“Qualifying Date” means the date on which eligibility to participate in the Plan is determined being:

(a)	in the case of Free Shares the Appropriation Date;

(b)	in the case of Partnership Shares or Matching Shares;

(i)	if there is no Accumulation Period, the date that Partnership Share Money is deducted in respect of the Partnership Shares; and

(ii)	if there is an Accumulation Period, the date of the first deduction of Partnership Share Money in respect of the Partnership Shares in the Accumulation Period,

or subject to the definition of “Qualifying Period” any other date consistent with the provisions of Schedule 2 determined by the Trustees;

“Qualifying Period” means:

(a)	in the case of Free Shares, a period of not more than 18 months ending on the Appropriation Date;

(b)	in the case of Partnership Shares with or without Matching Shares where there is an Accumulation Period, a period of not more than six months ending with the start of the Accumulation Period; and

(c)

in the case of Partnership Shares with or without Matching Shares where there is no Accumulation Period, a period of not more than 18 months ending with the deduction of the Partnership Share Money relating to the Partnership Shares, but in each case so that in respect of an Award the same Qualifying Period applies to all Eligible Employees for each type of Award;

“Reconstruction or Takeover” means any transaction affecting Plan Shares as mentioned in paragraph 37 of Schedule 2 (Holding period: power of participants to direct trustees to accept general offers etc.);

“Relevant Amount” means £3,600 or any other sum prescribed in paragraph 35 of Schedule 2 (Maximum annual award);

“Rules” means the rules of the Plan set out in the Schedule as amended from time to time in accordance with the provisions of this Deed;

“Salary” means salary within the meaning of paragraph 43(4) of Schedule 2 (Partnership shares introduction”);

“Schedule” means the schedule to this Deed;

“Schedule 2 SIP” means a share incentive plan which meets the requirements of Parts 2 to 9 of Schedule 2;

“Share” means a share of Common Stock in the capital of the Company which satisfies the conditions set out in Part 4 of Schedule 2 (Types of shares that may be awarded) or, if relevant, in the event of a Reconstruction or Takeover of the Company, shares, securities or rights of any description which form part of any new holding as defined in paragraph 87 of Schedule 2 (Consequences of company reconstructions);

“Subsidiary” means any company which is under the Control of the Company and which is a subsidiary within the meaning given by section 1159 of the Companies Act 2006;

“Tax Act” means the Income Tax Act 2007;

“Termination Date” means the date three months following the date on which a Termination Notice has been distributed in accordance with clause 12.1;

“Termination Notice” means notice given under clause 12.1 to terminate the Plan;

“Trust Period” means the period of 125 years from the date of this Deed which is the perpetuity period or any other perpetuity period prescribed by statute;

“Trustees” means the Trustees referred to in this Deed or any other person or persons who is or are the trustee or trustees of the Plan; and

“Year of Assessment” means a year beginning on any 6 April and ending on the following 5 April.

1.2

In this Deed any reference to a statutory provision is to that provision as amended, extended or re-enacted under it. The singular includes the plural and the other way round and the masculine includes the feminine and the other way round.

1.3	In this Deed and the Rules, references to clauses are to the provisions of this Deed and references to Rules are to the provisions of the Rules.

2.	TRUSTS OF THE PLAN

Unless this Deed provides otherwise, the Trustees declare that they hold any Partnership Share Money, Shares once awarded and all other trust property deriving therefrom upon trust for the Participants and must apply and deal with them in accordance with the provisions of the Plan.

3.	COMPANY’S AND PARTICIPATING COMPANIES’ OBLIGATIONS

3.1	The Company covenants with the Trustees to fulfil all obligations expressed to be binding on the Company under this Deed and in particular to pay to the Trustees:

(a)	any sums required to enable the Trustees to acquire Free Shares and/or Matching Shares; and

(b)

any additional expenses incurred in acquiring Partnership Shares where the Initial Market Value of the Partnership Shares exceeds the Partnership Share Money paid by Eligible Employees to acquire the Partnership Shares.

3.2

Each Participating Company binds and obliges itself to pay to the Trustees any sums described in clauses 3.1(a) and (b) in respect of the acquisition of Free Shares, Matching Shares or Partnership Shares by the Trustees on behalf of Eligible Employees employed by that Participating Company together with any other amounts required to cover any costs, charges and expenses incurred in that acquisition and any other expenses and charges incurred by the Trustees in the establishment, operation and termination of the Plan except that:

(a)

a Participating Company must only contribute to the Trustees sums that are required in connection with the acquisition of Free Shares, Matching Shares or Partnership Shares by the Trustees to be awarded to Eligible Employees who are for the time being employees of that Participating Company or, where applicable, former employees of that Participating Company; and

(b)

contribution of sums to be made by each Participating Company to the Trustees to fund any acquisition of Free Shares, Matching Shares or Partnership Shares by the Trustees must be paid not later than the fifth Dealing Day immediately before the relevant Appropriation Date or Acquisition Date or on any other date the Trustees determine.

4.	INVESTMENT

4.1

The Trustees may in their absolute discretion invest any monies other than Partnership Share Money from time to time held by them and not required immediately for the acquisition of Shares in accordance with clauses 4.3(a)-(c) inclusive unless the Trustees in their absolute discretion resolve otherwise in which case they will have the power conferred by section 3 of the Trustee Act 2000. Any income arising on any investments must be used for the purposes of acquiring further Shares or to meet taxation or other liabilities or expenses incurred from time to time in the operation and administration of the Plan.

4.2

The Trustees must hold Partnership Share Money on behalf of an Eligible Employee until the Trustees use the money in the acquisition of Partnership Shares for the Eligible Employee save that following the withdrawal by a Participant from his or her Partnership Share Agreement or on termination of the Plan in accordance with clause 12, or otherwise in accordance with Rule 4, the Trustees must pay any uninvested Partnership Share Money to the Participant as soon as practicable.

4.3	The Trustees must keep any monies required to be held by them under clause 4.2 in an account (interest bearing or otherwise) with:

(a)	a person falling within section 991(2)(b) of the Tax Act;

(b)	a building society; or

(c)	a firm falling within section 991(2)(c) of the Tax Act.

4.4	The Trustees are under no duty to invest trust property.

4.5	The Trustees have the power to borrow monies to acquire Shares for the purposes of the Plan and to satisfy their obligations under this Deed on any terms they think fit.

5.	TRUSTEES’ OBLIGATIONS

5.1	The Trustees must apply all monies received for the acquisition of Free Shares, Partnership Shares or Matching Shares in acquiring those Shares and awarding them to Eligible Employees under the Plan.

5.2	The Trustees must, if the Board directs under Rule 6 that:

(a)	all of the cash dividends received in respect of Plan Shares must be reinvested in acquiring more Shares; or

(b)	all of the cash dividends received in respect of Plan Shares of those Participants who so elect must be so reinvested,

apply cash dividends received in respect of a Participant’s Plan Shares in acquiring Dividend Shares on behalf of that Participant in accordance with the Plan. If any amount of a cash dividend is not reinvested in accordance with Rule 6.5, for the time it is retained by the Trustees it must be held by them so as to be separately identifiable for the purpose of complying with Rule 6.5.

5.3	The Trustees must:

(a)

as soon as practicable after any Free or Matching Shares have been appropriated by the Trustees to a Participant in accordance with the Rules, notify the Participant of the Appropriation specifying the number and description of those Shares, the Appropriation Date, their Initial Market Value and the Holding Period applicable to them;

(b)

as soon as practicable after any Partnership Shares have been acquired by the Trustees on behalf of a Participant in accordance with the Rules, notify the Participant of the acquisition specifying the number and description of those Shares, the amount of Partnership Share Money applied by the Trustees in the acquisition and their Initial Market Value;

(c)

as soon as practicable after any Dividend Shares have been acquired by the Trustees on behalf of a Participant in accordance with the Rules, notify the Participant of the acquisition specifying the number and description of those Shares, their Initial Market Value, the Holding Period applicable to them and any amount of uninvested cash dividends held by the Trustees on behalf of the Participant under Rule 6; and

(d)	as soon as practicable after any foreign cash dividend is received in respect of Plan Shares, notify the Participant of the amount of any foreign tax deducted from the dividend before it was paid.

5.4

Subject to clause 5.5, clause 5.6, clause 8.1(e), clause 12 and Rules 9 and 10 the Trustees may only dispose of a Participant’s Plan Shares and deal with any right conferred in respect of any of his or her Plan Shares to be allotted other Shares securities or rights of any description under a direction given by notice by or on behalf of the Participant in any form prescribed by the Trustees.

5.5

The Trustees must not dispose of a Participant’s Free Shares, Matching Shares or Dividend Shares during the Holding Period (whether by transfer to the Participant or otherwise) unless the Participant has at that time ceased to be in employment with the Company or an Associated Company except that:

(a)	the Trustees may dispose of a Participant’s Free Shares, Matching Shares or Dividend Shares during the Holding Period:

(i)	under a direction under clause 5.4 or a notice under clause 12 given by or on behalf of a Participant;

(ii)	in accordance with clause 8.1(e); or

(iii)	in accordance with Rule 9 or Rule 10; and

(b)

if a Participant ceases at any time to be in employment with the Company or an Associated Company or dies while in employment with the Company or an Associated Company, the Trustees may unless within one month from cessation of employment with the Company or an Associated Company or his or her death the Participant (or his or her representatives) directs the Trustees either to transfer his or her Plan Shares to him or her (or to his or her personal representatives) or to another person at his or her (or their) direction or to dispose of his or her Plan Shares:

(i)	transfer the Participant’s Plan Shares to him or her (or his or her personal representatives) or to another person at his or her (or their) direction; or

(ii)

dispose of the Participant’s Plan Shares and account (or hold themselves ready to account) to him or her (or his or her personal representatives) or to another person at his or her direction for the net sale proceeds of the Participant’s Plan Shares within a reasonable time.

5.6

In the event of a Reconstruction or Takeover and in accordance with Rule 10, the Trustees must dispose of any Plan Shares acquired on behalf of the Participant upon receipt by the Trustees of a notice to this effect signed by the Participant (or his or her personal representatives) and subject to the payment of any income tax under Chapter 6 must account to the Participant for the net sale proceeds for the Participant’s Plan Shares within a reasonable time.

5.7

Subject to their obligations under section 510 of ITEPA (Payments by trustees to employer company on shares ceasing to be subject to plan), section 511 of ITEPA (PAYE deductions to be made by trustees on shares ceasing to be subject to plan), section 512 of ITEPA (Disposal of beneficial interest by participant), section 513 of ITEPA (Capital receipts: payments by trustees to employer company) and section 514 of ITEPA (Capital receipts: PAYE deductions to be made by trustees), any direction referred to in clause 5.4 and the provisions of Rule 6, Rule 9, Rule 11 and Rule 12, the Trustees must pay over to the Participant any money or money’s worth received by them in respect of, or by reference to, any of the Participant’s Plan Shares other than money’s worth consisting of New Shares.

5.8

On any acquisition of Free Shares for the purpose of an Appropriation, if it is not possible to appropriate all the Free Shares without fractional entitlements arising for individual Participants, or, if for any other reason the Trustees hold Shares which are not to be awarded, the Trustees may retain as many of the Shares as the Company directs or otherwise sell any of the Shares. If the Trustees sell any of the Shares they must apply the proceeds to meet any expenses. If the proceeds are not required to meet any expenses, the Trustees must pay to the Participating Companies the proceeds in the same proportion as they were provided or as the Trustees determine.

5.9

If the Trustees become entitled in respect of any unawarded Shares to any rights to be allotted, or to subscribe, further securities in the Company (other than an issue of capitalisation shares of the same class as Shares then held by the Trustees pending any Appropriation, which capitalisation shares must be retained by the Trustees and must form part of the Shares to be appropriated among the Participants on the relevant Appropriation Date), the Trustees may at their discretion take up those rights or sell them for the best consideration in money reasonably obtainable at the time or sell sufficient of them nil paid to enable the Trustees to subscribe in full for the balance of any unsold rights or allow them to lapse.

5.10

The Trustees must hold any unawarded Shares or unutilised cash balances arising under clauses 5.8 or 5.9 and any income arising from them on trust to apply the same in or towards the future subscription or purchase of Shares for the purposes of the Plan and/or their expenses of administering the same, and must notify the Company from time to time of the amounts and number of Shares so held by them and their application.

5.11

The Trustees must maintain any records necessary to enable the Trustees to carry out their obligations under paragraph 79 of Schedule 2 (Meeting by trustees of PAYE obligations) and paragraph 80 of Schedule 2 (Other duties of trustees in relation to tax liabilities). Where a Participant becomes liable to income tax under Chapter 2 of Part 2 of ITEPA (Tax on employment income) or Chapter 3 or Chapter 4 of Part 4 Income Tax (Trading and Other Income) Act 2005 (Savings and Investment Income) by reason of the occurrence of any event, the Trustees must inform the Participant of any facts relevant to determining that liability.

5.12

The Trustees must, in accordance with paragraph 71A of Schedule 2 (Duty to monitor participants in connected schemes) maintain records of Participants who have participated in one or more Schedule 2 SIPs established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs).

5.13

The Trustees must make available to any of the Participating Companies and Participants on reasonable notice and to HMRC information relevant to them in connection with the Plan as they may reasonably require and must comply with their obligations to make payments to any of the Participating Companies and to make the deductions required under Chapter 6.

5.14

The Trustees must take all reasonable steps to notify Participants of the principal terms of any offer, compromise, arrangement or scheme affecting any of a Participant’s Plan Shares (to the extent the Trustee has itself received sufficient notice of the same). If a Participant does not direct the Trustees how they should act in respect of his or her Plan Shares following any offer, compromise, arrangement or scheme the Trustees must not take any action in relation to the Participant’s Plan Shares.

5.15	Upon the termination of the Plan the Trustees must deal with the Plan Shares in accordance with clause 12.

6.	APPLICATION OF THE PLAN TO SUBSIDIARIES

6.1

Any Subsidiary may with the consent of the Company and the Trustees become a party to this Deed and participate in the Plan by entering into a deed supplemental to this Deed agreeing to be bound in all respects by this Deed for as long as it is a Subsidiary.

6.2	A company ceases to be a Participating Company if it ceases to be a Subsidiary or if the Board serves a notice on the Trustees that the company will cease to be a Participating Company if:

(a)	paragraph 10 of Schedule 2 (No preferential treatment for directors and senior employees) is not breached; and

(b)	the rights of Participants employed by the company to Plan Shares appropriated to them or acquired on their behalf while the company was a Participating Company are not affected.

6.3

A company which is or has been a Participating Company must provide the Trustees with all information required from it for the purposes of the administration and termination of the Plan and must do so in any form the Trustees reasonably require and the Trustees may in good faith rely on that information without further enquiry.

7.	VOTING RIGHTS AND DIRECTIONS AND WAIVER OF DIVIDEND

7.1

A Participant may direct the Trustees in writing to exercise any voting rights attaching to the Participant’s Plan Shares in accordance with the Participant’s wishes. The Trustees will not be entitled to vote on a show of hands in respect of Plan Shares unless all directions received from Participants in respect of the particular resolution are identical. The Trustees will not be under an obligation to call for a poll. If there is a poll, the Trustees must vote only in accordance with the directions of Participants. The Trustees must not exercise voting rights in respect of Plan Shares in the absence of directions. The Trustees may not vote in respect of Shares which have not been awarded under the Plan. Nothing in this clause or otherwise shall be deemed to oblige the Trustees to seek the directions of any Participant.

7.2

Whilst and for so long as any Shares are held by the Trustees and no beneficial interest in such Shares has been vested in any Participant the Trustees shall waive any right to dividend payments in respect of such Shares and the Trustees shall not be liable for any loss to the Trust as a result of such waiver.

8.	TRUSTEES’ ADMINISTRATION AND POWERS

8.1	The Trustees may:

(a)

except as otherwise provided by Schedule 2, delegate any of their powers and duties or any business including the exercise of any discretion to any person or company including the Company or any Subsidiary;

(b)

at any time revoke any delegation or arrangement made under this clause or any other power and/or require any trust property held by another person to be returned to the Trustees and must consider any request from the Company to take any action contemplated in this clause 8.1(b));

(c)

employ and pay a registrar, solicitor, broker, actuary, accountant, banker or any other person, and may appoint any person as their agent to transact all or any business, and may act on the advice or opinion of any solicitor, broker, actuary, accountant or other professional or business person, and will not be responsible for anything done or omitted or suffered in good faith in reliance on that advice or opinion;

(d)

execute or authorise any of their directors, officers or employees on their behalf to execute any deeds, documents, cheques or other instruments by the impression of any signature on behalf of, or as witness of any sealing by, the Trustees of any writing, printing, lithography, photocopying and other modes of representing or reproducing words in a visible form;

(e)

make any arrangements they consider appropriate to facilitate the acquisition of Partnership Shares and/or Dividend Shares or the sale of Plan Shares for Participants who wish to dispose of their holdings;

(f)	in accordance with the provisions of this Deed convene meetings and make any regulations they consider appropriate relating to the administration of the Plan;

(g)

where a PAYE obligation is imposed on the Trustees under Chapter 6 as a result of a Participant’s Plan Shares ceasing to be subject to the Plan (including under this clause) and/or where an obligation is imposed on the Trustees to account for employee’s National Insurance contributions meet that obligation by:

(i)	disposing of any of the Participant’s Plan Shares; or

(ii)	the Participant paying to the Trustees a sum equal to the amount needed to discharge the obligation, and dispose of a Participant’s Plan Shares under this clause 8.1(g) by acquiring some or all of those Shares for the purposes of the Plan;

(h)

arrange for the relevant Participating Company to account to HMRC or other authority concerned for any amounts deducted from payments made under the Plan in respect of income tax or any other deductions required in accordance with Chapter 6; and

(i)

where there is no relevant Participating Company in respect of a Participant, account to HMRC or any other authority concerned for any amounts of income tax or other deductions required to be made in accordance with Chapter 6.

8.2	Any two Trustees or a body corporate acting as a Trustee may give a valid and effectual receipt or discharge for the payment or transfer of any money or other property receivable by the Trustees.

8.3	In the case of a Participant who is a minor, the receipt by a parent, grandparent or guardian is a good discharge to the Trustees.

9.	TRUSTEES’ PROTECTION AND CHARGES

9.1

The Participating Companies must keep the Trustees (and, in the case of individual Trustees, their estates and effects) fully indemnified (both before and after any removal or retirement of any Trustee) against all actions, claims, losses, damages, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities whatsoever but so that no Trustees are indemnified or exonerated in respect of any fraud or wilful default on his or her part or (in the case of a Trustee engaged in the business of providing a trustee service for a fee) his or her negligence. In addition, the Trustees will have the benefit of all indemnities conferred upon trustees generally including without limitation pursuant to the Trustee Acts of 1925 and 2000.

9.2

Neither the Trustees nor any of their officers or employees are liable to account to Participants for any remuneration or other benefit received in connection with the Plan and no Trustee or officer or employee of the Trustees is liable to account to other Participants for any profit derived from the Award to him or her of Shares held under the Plan.

9.3

Any person acting as a Trustee in the course of any profession or business carried on by him or her may charge and be paid reasonable remuneration, charges or disbursements, whether in connection with the Plan or otherwise, as are agreed between him or her and the Board.

9.4

Any Trustee that is a corporate body will be entitled to charge and be paid any proper and reasonable charges and expenses agreed between the Trustee and the Company. If the Trustee is a trust corporation, it may, unless otherwise agreed with the Company, act in accordance with its general terms and conditions.

9.5

Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) will not on his or her own account be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company or any Subsidiary or any other company in the shares of which the Company or any Subsidiary may be interested, or from entering into any contract or other transaction with the Company or any Subsidiary or any other company, or from being interested in any contract or transaction, and nor will he or she be in any way liable to account to the Company or any Subsidiary or any Participant for any profits made, fees, commissions, shares of brokerage, discounts allowed or advantages obtained by him or her from or in connection with that acquisition, holding, dealing, contract or transaction whether or not in connection with his or her duties hereunder.

9.6

The Trustees are entitled in the absence of any obvious error to rely without further enquiry on information supplied to them by any Participating Company, former Participating Company, or Associated Company for the purposes of the Plan. The Trustees are entitled to rely in the absence of any obvious error on any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company, former Participating Company or Associated Company or by any Participant as having been so given or executed.

9.7

In the professed execution of the trusts and powers contained in this Deed, no Trustee, or director or other officer of a body corporate acting as Trustee, shall be liable for any loss arising by reason of:

(a)	the negligence or fraud of any other Trustee or director or other officer or employee of a body corporate acting as such other Trustee; or

(b)	any mistake or omission made in good faith by any other Trustee or any such other person.

10.	APPOINTMENT, REMOVAL, RETIREMENT AND RESIDENCE OF TRUSTEES

10.1	(a) No person may be a Trustee of the Plan unless that person is resident in the United Kingdom for tax purposes; and

(b)	the Board must immediately remove in accordance with clause 10.3 any Trustee who ceases to be so resident.

10.2

The number of Trustees must be not less than two unless a body corporate is appointed as sole Trustee and if at any time the number of the Trustees falls below this limit the surviving or continuing Trustee will have power to act only for the purpose of doing all things necessary to concur in or secure the appointment of a new Trustee or Trustees.

10.3	Except as provided in clause 10.1(a), the Board may at any time by notice given to the Trustees:

(a)	appoint a new or additional Trustee, including a corporate Trustee (to the exclusion of the Trustees’ statutory power of appointment); and

(b)

remove a Trustee from office (but not so as to leave in office less than two Trustees, unless the Trustee is a corporate Trustee), without assigning any reason for the removal and the removal must (in the absence of any later date specified in the notice) take place on the date falling six calendar months from the date of receipt of the notice by the relevant Trustee or such other date as the Company and the relevant Trustee may agree in writing.

On receipt of the notice, the existing Trustees must execute such documents and do everything reasonably necessary to give effect to the appointment or removal provided always that the Trustees shall be entitled to seek indemnities from the Company or any subsequent trustee to its reasonable satisfaction.

10.4

The powers of appointment and removal will be vested in the Trustees if the Company ceases to exist otherwise than in consequence of a Reconstruction or Takeover when the successor company (or, if more than one, those successor companies nominated by the Company) will have these powers.

10.5

A Trustee may retire at any time by giving to the Company notice of his or her desire to retire and the notice will take effect at the expiry of six months (or any other period agreed with the Company) from the date of the notice provided that there will be at least three Trustees or a corporate Trustee immediately after the retirement. If this will not be the case without the appointment of an additional Trustee, the Company will, within the three months after the giving of such notice, appoint such additional Trustee(s) to rectify this. If the Company fails to do so within such three months period, the retiring Trustee may by deed appoint an additional Trustee(s) and its retirement will become effective on the execution of this deed. The retiring Trustee will not be obliged to give any reason for its retirement and will not be responsible for any costs occasioned by the retirement but must execute all those documents and do everything reasonably necessary to give effect to the retirement provided always that the Trustees shall be entitled to seek indemnities from the Company or any subsequent trustee to its reasonable satisfaction.

10.6

On his or her removal or retirement, a Trustee must transfer all trust property held by him or her and deliver all documents in his or her possession relating to the Plan as the Company may direct and hereby authorises the continuing Trustees, in the absence of this transfer, to effect the transfer on his or her behalf.

10.7	A person is not disqualified from acting as a Trustee of the Plan because he or she is or has been an employee of a Participating Company or is or has been a Participant.

11.	AMENDMENT OF THE PLAN

11.1

Except as provided in clause 11.2, the Board is with the prior written consent of the Trustees entitled by resolution to amend all or any of the provisions of the Plan, except that at any time when the Plan is a Schedule 2 SIP:

(a)	no amendment may be made to the Plan which would prejudice its status as a Schedule 2 SIP;

(b)

any amendment to this Deed excluding the Schedule for the purposes of this clause 11.1(b) will only become effective if effected by a deed supplemental to this Deed executed by the Company and the Trustees; and

(c)

any amendment to any of the provisions of the Plan made under this clause 11 will bind the Participating Companies (including where appropriate any former Participating Company), the Trustees and the Participants.

11.2

Except as provided in the definitions of “Eligible Employee”, “Relevant Amount”, this clause 11, and the limits in Rule 3.2, Rule 3.3, Rule 4.4, Rule 5.3, Rule 6.2, Rule 7.1, Rule 7.2 and Rule 8 may not be amended to the advantage of existing or future Participants without the prior approval by ordinary resolution of the members of the Company in general meeting.

11.3	Clause 11.2 does not apply to any amendment which:

(a)

is necessary to secure and maintain the status of the Plan as a Schedule 2 SIP, to ensure that the status of the Plan as a Schedule 2 SIP is not withdrawn under any statutory modification of ITEPA or the Tax Acts, or to comply with or take account of the provisions of any proposed or existing legislation, or to obtain or maintain favourable taxation, exchange control or regulatory treatment of the Company, any Subsidiary or any Participant; and

(b)	is a minor amendment which is necessary or desirable to benefit or facilitate the administration of the Plan.

11.4	No amendment may be made to the Plan which:

(a)	would cause the provisions of this Deed to conflict or be inconsistent with the Rules;

(b)	would materially and adversely affect the beneficial interests of Participants in Shares already awarded to them under the Plan;

(c)	would cause the Plan to cease to be an employees’ share scheme within the meaning of section 1166 of the Companies Act 2006;

(d)	unless made with the written consent of the Trustees, would impose on the Trustees any obligations more onerous than their obligations under this Deed prior to the amendment; and

(e)	would unless made with the written consent of the Subsidiary involved impose on a Subsidiary any obligations more onerous than its obligations under this Deed.

12.	TERMINATION OF THE PLAN

12.1

The Board may at any time in its absolute discretion issue a notice (the “Termination Notice”) in the form the Board determines to terminate the Plan except that if no Termination Notice has been issued by the one hundred and twentieth anniversary of the date of this Deed or, if different, 5 years before the expiry of the Trust Period, the Board must issue a Termination Notice on that date. A copy of the Termination Notice must be provided without delay to:

(a)	HMRC;

(b)	the Trustees;

(c)	each Participant; and

(d)	each Eligible Employee who is party to a Partnership Share Agreement at the date of the Termination Notice.

12.2	The Trustees must not award any Shares under the Plan following the date of the Termination Notice.

12.3	The Trustees must remove all Plan Shares from the Plan, as soon as practicable after:

(a)	the Termination Date; or

(b)

if later, the date on which the Plan Shares may be removed from the Plan without giving rise to a charge to income tax under Chapter 6 for a Participant or any earlier date which the Participant agrees to in writing after receipt of the Termination Notice.

In either case the Trustees may remove Plan Shares from the Plan following the issue of the Termination Notice by:

(c)	transferring Plan Shares to the relevant Participant or to another person at his or her direction (or where the Participant has died to his or her personal representatives); or

(d)	disposing of the Plan Shares and accounting (or holding themselves ready to account) for the proceeds to the Participant or to another person at his or her direction.

12.4	The Trustees must as soon as practicable after the Termination Notice is issued pay to a Participant any money held on his or her behalf by the Trustees.

12.5

The Trustees must convert any assets which have not been appropriated to Participants into cash on the Termination Date and distribute the same to the Participating Companies in proportion to the aggregate amounts provided by each of them (if any) to the Trustees.

13.	GOVERNING LAW

This Deed and all non-contractual obligations arising in any way whatsoever out of or in connection with it are governed by English law. The courts of England have exclusive jurisdiction to settle any claim, dispute, matter or difference which may arise in any way whatsoever out of or in connection with this Deed or the legal relationship established by it.

14.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

EXECUTED BY THE PARTIES AS A DEED.

SCHEDULE

The Rules

1.	INVITATIONS TO PARTICIPATE IN THE PLAN

1.1

The Board may at any time following the date on which the Deed is executed in its absolute discretion resolve to invite participation in the Plan or stop inviting participation in the Plan in respect of any or all of Free Shares, Partnership Shares with or without Matching Shares or Dividend Shares in accordance with the provisions of the Plan.

1.2	If the Board exercises its discretion in Rule 1.1 and resolves to operate the Plan:

(a)

the Board must invite every Eligible Employee to participate in the Plan on the same terms in respect of any Award and every Eligible Employee who participates in the Plan must do so on the same terms; and

(b)	the Board must issue an invitation in accordance with the Rules in the form the Board determines to:

(i)	each Eligible Employee who is not a Participant;

(ii)	if applicable, to each Eligible Employee who has since the Plan was operated, revoked a notice previously served by him or her under Rule 1.3; and

(iii)	all employees who at the next Qualifying Date are expected to be Eligible Employees,

and an Eligible Employee may consent to the Appropriation of Free Shares or accept the opportunity to acquire Partnership Shares and/or Matching Shares by returning duly executed, a Contract of Participation or a Partnership Share Agreement by the date specified in the letter of invitation. If the Trustees do not receive a Contract of Participation or Partnership Share Agreement by the date specified in the invitation the Eligible Employee will be deemed to have declined to participate in the Plan at that time.

1.3

An individual may by notice given to the Company before an Appropriation Date or an Acquisition Date direct that Free Shares or Partnership Shares with or without Matching Shares will not be appropriated to him or her or acquired on his or her behalf on that Appropriation Date or Acquisition Date or on any subsequent Appropriation Date or Acquisition Date. A notice given by an individual under this Rule may be revoked by that individual giving the Company a notice of revocation.

2.	PARTICIPATION – HOLDING PERIOD, FORFEITURE AND GROUP PLANS TREATED AS A SINGLE PLAN

2.1

The Board must specify a Holding Period in respect of each Appropriation of Free Shares or Matching Shares. The Holding Period must be specified in the Contract of Participation or the Partnership Share Agreement except that:

(a)	once a Holding Period has been specified in relation to an Appropriation of Free Shares or Matching Shares, it may not be increased for that Appropriation;

(b)	the Board may specify different Holding Periods; and

(c)	the Holding Period must be the same for all Shares in the same Appropriation.

2.2	Except as provided in clause 5.5, clause 8.1(e), clause 12 and Rule 10 a Participant must during the Holding Period:

(a)	permit his or her Free Shares, Matching Shares and/or Dividend Shares to be held by the Trustees; and

(b)	not assign, charge or otherwise dispose of his or her beneficial interest in the Free Shares, Matching Shares and/or Dividend Shares.

2.3

The Board may in its absolute discretion resolve that an Appropriation of Free Shares or Matching Shares may be subject to provision for forfeiture. The Contract of Participation or Partnership Share Agreement must state the extent to which the Free Shares or Matching Shares are forfeitable.

2.4

Partnership Shares are not subject to any provisions for forfeiture. However, the Board may in its absolute discretion resolve that Partnership Shares may be subject to provision requiring Partnership Shares acquired on behalf of an employee to be offered for sale but only if the consideration at which the Partnership Shares must be offered for sale is at least equal to the lower of:

(a)	the amount of the Partnership Share Money applied in acquiring the Partnership Shares on behalf of the Participant; and

(b)	the market value of the Partnership Shares at the time they are offered for sale.

2.5

Dividend Shares are not subject to any provisions for forfeiture. However, the Board may in its absolute discretion resolve that Dividend Shares may be subject to provision requiring Partnership Shares acquired on behalf of an employee to be offered for sale but only if the consideration at which the Dividend Shares must be offered for sale is at least equal to the lower of:

(a)	the amount of the cash dividends applied in acquiring the Dividend Shares; and

(b)	the market value of the Dividend Shares at the time they are offered for sale.

2.6

If an Eligible Employee participates in an Award under the Plan in a Year of Assessment in which he or she has already participated in an award of shares under one or more other Schedule 2 SIPs established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs), then the limits specified in Rules 3.3(g) and 4.4 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of Schedule 2 (Participation in more than one connected SIP in a tax year).

3.	FREE SHARES

3.1

If the Board resolves to invite participation in the Plan for Free Shares the Board must determine the maximum amount which may be paid to the Trustees for the acquisition of Shares and must notify the Participating Companies and the Trustees accordingly.

3.2	If the Board resolves to make an Appropriation of Free Shares to Eligible Employees the Appropriation may be made by reference to an Eligible Employee’s remuneration, length of service or hours worked or by reference to performance allowances within the meaning of and in accordance with paragraphs 38-42 of Schedule 2 (Performance allowances: general application). If performance allowances are used the Company must as soon as practicable notify each Eligible Employee of the performance targets and measures to be used to determine the number of Free Shares to be appropriated to him or her and the same performance allowance will apply to all Eligible Employees in relation to that Appropriation.

3.3

Except as provided in Rule 3.5 and any reduction or limit imposed by Rule 7, the Board must determine in accordance with any one or more of the following formulae the number of Free Shares to be appropriated by the Trustees to each Eligible Employee on any Appropriation Date for which funds have been allocated in accordance with Rule 3.1:

(a)	each Eligible Employee receives a fixed number of Free Shares or a number of Shares with an Initial Market Value equal to a fixed sum;

(b)	each Eligible Employee receives Free Shares having an Initial Market Value equal to a percentage of his or her remuneration as determined by the Board;

(c)	each Eligible Employee receives a number of Free Shares depending on his or her length of service with a Qualifying Company;

(d)	each Eligible Employee receives a number of Free Shares depending on the number of hours worked;

(e)

if the Board decides that performance allowances are to be used, each Eligible Employee receives a number of Free Shares which is conditional on performance targets and measures notified as soon as practicable to each Eligible Employee having been met; or

(f)	any other formula determined by the Board which may be agreed with HMRC and satisfies the requirements of Schedule 2;

except that:

(g)	the aggregate Initial Market Value of all Free Shares which may be appropriated to any Participant in any Year of Assessment must not exceed the Relevant Amount; and

(h)

where the number of Free Shares depends on more than one of the formulae in sub-paragraphs (b), (c) and (d) above each factor must give rise to a separate entitlement and the total entitlement is the sum of those separate entitlements.

3.4	The Participating Companies must pay to the Trustees any sums required by the Trustees to purchase Shares to be appropriated to Eligible Employees as Free Shares under this Rule.

3.5

Where the Trustees appropriate Free Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date before the relevant Appropriation Date and a proportion of which do not, then the Shares must be appropriated to each Eligible Employee as far as practicable in the same proportions.

3.6

The Free Shares to which each Eligible Employee is entitled as a result of the calculations described in Rule 3.3 must be appropriated to him or her on the Appropriation Date by the Trustees but must be registered in the name of the Trustees on his or her behalf.

3.7

As soon as practicable after any Free Shares have been appropriated by the Trustees to a Participant in accordance with these Rules, the Trustees must notify the Participant of the Appropriation in a form determined by the Trustees specifying the Appropriation Date, the number and description of those Shares, their Initial Market Value and the Holding Period applicable to those Shares.

4.	PARTNERSHIP SHARES

4.1

The Board may in its absolute discretion invite Eligible Employees to acquire Partnership Shares with or without an Accumulation Period. To participate in an Award of Partnership Shares each Eligible Employee must first enter into a Partnership Share Agreement with the Company and the Trustees to be given effect by deductions from the Eligible Employee’s Salary.

4.2	If the Board resolves to invite Eligible Employees to participate in an Award of Partnership Shares with an Accumulation Period:

(a)	the Accumulation Period must be the same for all Eligible Employees participating in that Award; and

(b)	the Partnership Share Agreement must specify:

(i)	the length of the Accumulation Period;

(ii)	when the Accumulation Period begins which must not be later than the date on which the first deduction of salary is made under the Partnership Share Agreement;

(iii)

when the Accumulation Period ends and whether or not the Accumulation Period will end before that date on the occurrence of a specified event in which case the Partnership Share Agreement may also provide that where an Accumulation Period comes to an end on the occurrence of a specified event, the Partnership Share Money deducted in that period must be paid over to the individual as soon as practicable instead of being applied in acquiring Shares except that specified events must be the same for all Eligible Employees participating in that Award; and

(iv)	how the Initial Market Value will be determined.

4.3

The Company may not enter into a Partnership Share Agreement with an Eligible Employee unless the agreement contains a notice in the form prescribed in paragraph 48 of Schedule 2 (Notice of possible effect of deductions on benefit entitlement).

4.4

The amount of Partnership Share Money which may be deducted from an Eligible Employee’s Salary must not exceed the limits contained in paragraph 46 of Schedule 2 (Maximum amount of deductions) and the minimum amount of Partnership Share money which may be deducted from an Eligible Employee’s salary on any occasion must not be greater than £10 (or any other minimum amount specified in paragraph 47 of Schedule 2 (Minimum amount of deductions)).

4.5	Partnership Share Money must be paid to the Trustees, once deducted by the Company or any Participating Company, as soon as practicable.

4.6

Except as provided in Rule 4.11, Partnership Share Money must be held by the Trustees until it is applied in acquiring Partnership Shares on behalf of the relevant Eligible Employee under clause 4.3 of the Trust Deed and any interest arising on Partnership Share Money held by the Trustees in an interest-bearing account must be accounted for to the relevant Eligible Employee by the Trustees.

4.7	An Eligible Employee’s Partnership Share Money must be applied by the Trustees in the acquisition of Partnership Shares on behalf of the relevant Eligible Employee on the Acquisition Date.

4.8

The Company may specify a maximum number of Shares over which an Award of Partnership Shares may be made on any one occasion. The Partnership Share Agreement will require the Company to notify relevant Eligible Employees of any maximum before the deduction of Partnership Share Money for that Award if there is no Accumulation Period and before the beginning of the Accumulation Period if there is an Accumulation Period.

4.9	If the Company receives applications for Partnership Shares in excess of the maximum determined by the Board in accordance with Rule 4.8 the Board must adjust individual applications downwards either:

(a)	on a pro-rata basis; or

(b)	on any other basis the Board may determine and agree in advance with HMRC,

except that:

(i)	if possible, each applicant who so wishes should be able to participate at least to the extent represented by the minimum monthly amount under Rule 4.4; and

(ii)

if there are insufficient Shares available to allow full participation based on the minimum monthly amount, then participation based on the minimum monthly amount will be afforded to those applicants who are selected at random in a ballot conducted by the Board.

4.10

The number of Partnership Shares awarded to each Eligible Employee must be determined in accordance with their Initial Market Value. As soon as practicable after any Partnership Shares have been acquired by the Trustees on behalf of a Participant, the Trustees must notify the Participant of the acquisition in a form which the Trustees determine and which must specify the number and description of those Shares, the amount of Partnership Share Money applied by the Trustees in their acquisition and their Initial Market Value.

4.11

Any surplus Partnership Share Money following the acquisition of Partnership Shares by the Trustees must be paid over to the Participant as soon as practicable or may with the agreement of the Participant in the Partnership Share Agreement be carried forward and added to the amount of the next deduction where there is no Accumulation Period or to the next Accumulation Period.

4.12	Except as provided in clause 8.1(e), Partnership Shares may be withdrawn from the Plan at any time.

4.13	(a)	A Participant may at any time give notice to the Company to stop deductions under a Partnership Share Agreement. A Participant may subsequently give notice to the Company to restart deductions by giving notice to the Company (but not so as to make up missed payments). If a notice is received stopping deductions, deductions will be stopped no later than 30 days (or any other period specified in Schedule 2) following the date of receipt unless a later date is specified in the notice. If a notice to re-start deductions is received, deductions will be restarted no later than the first deduction due following 30 days (or any other period specified in Schedule 2) from the date of receipt of the notice unless a later date is specified in the notice.

(b)

The Company may at any time give notice to the Participant to stop deductions under a Partnership Share Agreement to acquire Partnership Shares without an Accumulation Period. The Company may subsequently give notice to the Participant to restart deductions (but not so as to make up missed payments).

If a notice is given stopping deductions, deductions will be stopped no later than 30 days (or any other period specified in Schedule 2) following the date the notice is given unless a later date is specified in the notice. If a notice to restart deductions is given under this Rule 4.13, deductions will be restarted no later than the first deduction due following 30 days (or any other period specified in Schedule 2) from the date the notice is given unless a later date is specified in the notice.

4.14	A Participant may withdraw from a Partnership Share Agreement at any time by notice to the Company. Unless a later date is specified any notice will take effect 30 days from the date of receipt.

4.15

If a Participant withdraws from a Partnership Share Agreement or if the Trustees receive a Termination Notice from the Board or if the Plan ceases to be a Schedule 2 SIP the Trustees will return all Partnership Share Money held by the Trustees to the relevant Participant or Eligible Employee as soon as practicable.

5.	MATCHING SHARES

5.1	If the Board in its absolute discretion decides to offer Matching Shares with an invitation to acquire Partnership Shares in accordance with Rule 4, the following provisions apply.

5.2	The Participating Companies must pay to the Trustees any sums required by the Trustees to acquire Shares to be appropriated to Eligible Employees as Matching Shares under this Rule.

5.3

The number of Matching Shares to be appropriated to each Eligible Employee when Partnership Shares are acquired on behalf of each Eligible Employee will be calculated by applying the ratio specified in the Partnership Share Agreement to the number of Partnership Shares to be acquired on that occasion. The ratio must be the same for all Eligible Employees for that Award and must not exceed two Matching Shares for each Partnership Share (or any other ratio specified from time to time in Schedule 2). If the Partnership Shares on that day are not sufficient to produce a Matching Share the match may be made when enough Partnership Shares have been acquired to allow at least one Matching Share to be appropriated and so that if there are any unmatched Partnership Shares, these may be counted for the purposes of the next available occasion when Matching Shares may be appropriated to an Eligible Employee who is also a Participant.

5.4

Matching Shares must be appropriated by the Trustees on the same day as the Partnership Shares to which they relate are awarded and on exactly the same basis to all Eligible Employees who participate in the Award and Rule 3.5 applies amended as necessary.

5.5

As soon as practicable after any Matching Shares have been appropriated by the Trustees to the Participant, the Trustees must notify the Participant of the Appropriation in a form which the Trustees determine and which must specify the Appropriation Date, the number and description of those Shares, their Initial Market Value and the Holding Period applicable to them.

6.	DIVIDEND SHARES

6.1	The Board may, in its absolute discretion, direct that:

(a)	some or all of the cash dividends received in respect of Plan Shares must be reinvested in acquiring Shares;

(b)	some or all of the cash dividends received in respect of Plan Shares of those Participants who so elect must be reinvested by the Trustees in acquiring Shares on behalf of those Participants; or

(c)	cash dividends may not be reinvested in acquiring Shares.

If the Board issues a direction under clause 6.1(a) or 6.1(b), the direction must set out the amount of the cash dividend which may be applied or how that amount is to be determined. The Company may specify a maximum number of Shares over which an Award of Dividend Shares may be made under clause 6.1(a) or may be made under clause 6.1(b). The Company must notify relevant Eligible Employees of any maximum before any acquisition of Dividend Shares.

6.2

If Rule 6.1(a) applies or a Participant makes an election under Rule 6.1(b), any cash dividend received by the Trustees in respect of Plan Shares held on behalf of a Participant must be applied by the Trustees in acquiring more Shares on his or her behalf on the Acquisition Date and the number of Dividend Shares acquired on his or her behalf must be determined by the Trustees in accordance with their Initial Market Value.

6.3

As soon as practicable after any Dividend Shares have been acquired on behalf of a Participant, the Trustees must notify the Participant of the acquisition in a form which the Trustees determine and which must specify the number and description of those Shares, their Initial Market Value, the Holding Period applicable to them and any amount of uninvested cash dividends held by the Trustees on behalf of the Participant.

6.4	The Trustees must reinvest dividends in a way that is fair and equal between Participants.

6.5

Any amount of a cash dividend which is not reinvested under Rule 6.2 because it is insufficient to acquire a Share must unless the Trustees determine otherwise be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested except that any amount so retained must be paid to a Participant as soon as practicable:

(a)	if or to the extent that it is not reinvested within the period of three years beginning with the date on which the cash dividend was paid;

(b)	if within the said period of three years the Participant ceases employment with the Company or any Associated Company;

(c)	if a Termination Notice is issued; or

(d)	if the Trustees determine that the amount will not be retained.

6.6

If the Board does not make a direction under Rule 6.1(a) or a Participant does not make an election under Rule 6.1(b), the Trustees must pay the cash dividend or any remaining balance to the Participant as soon as practicable.

6.7

The Board may from time to time in its absolute discretion by notice given to all Eligible Employees revoke a direction given under Rule 6.1 in which case any election made by a Participant under Rule 6.1(b) would immediately cease to have effect.

7.	LIMITS ON PARTICIPATION

7.1

The number of Free Shares and Matching Shares to be appropriated to an Eligible Employee must be reduced in accordance with the provisions of Rule 7.2 if the total number of Free and Matching Shares acquired by way of subscription by the Trustees and appropriated under the Plan during the previous ten years when aggregated with any other Shares issued or capable of being issued under Any Other Plan during that period would otherwise exceed ten per cent of the Company’s ordinary share capital then in issue.

7.2

If it is not possible to appropriate to all Eligible Employees Free Shares and Matching Shares to meet the allocation basis described in Rule 3.3 because of any provision of this Rule 7, the number of Free Shares and/or Matching Shares to be appropriated to each Eligible Employee must be scaled down on a proportionate basis or in any other manner determined by the Board which complies with the requirements of paragraph 9 of Schedule 2 (Participation on same terms).

8.	SHARES

Shares subscribed for by the Trustees (whether or not appropriated under the Plan) will rank pari passu in all respects with Shares then in issue except they will not rank for any rights attaching to the Shares by reference to a record date preceding the date of issue.

9.	RIGHTS ISSUES AND CAPITALISATION ISSUES

9.1

Whenever any rights to acquire New Shares are granted by a company to the holders of any class of shares of which some are Plan Shares the Trustees shall sell sufficient rights nil paid to the extent necessary to enable the Trustees to subscribe in full for the balance of any unsold rights.

9.2

Except as provided in Rule 12, any New Shares taken up by the Trustees on behalf of any Participant under Rule 9.1 will form part of the Participant’s Plan Shares and will be deemed to have been appropriated to, or acquired on behalf of the Participant, in the same way and at the same time as the Participant’s Plan Shares to which they relate except that this Rule 9.2 does not apply in relation to rights arising under a rights issue to subscribe shares in a company unless similar rights are conferred in respect of all ordinary shares in the company.

9.3	Nothing in this Rule requires the Trustees to act in any manner which would involve them in any liability unless indemnified to their satisfaction by the Participant against that liability.

9.4

If any New Shares are allotted by way of capitalisation to the Trustees in respect of any Participant’s Plan Shares, those New Shares will form part of that Participant’s Plan Shares and will be deemed to have been appropriated at the same time as the Participant’s Plan Shares in respect of which they are allocated.

10.	RECONSTRUCTION AND TAKEOVER

10.1

If there is a Reconstruction or Takeover affecting Plan Shares, Participants must be notified of the Reconstruction or Takeover by the Trustees and any Participant may give notice to the Trustees instructing them on the action to be taken and, if appropriate, exercise any right to elect to receive any particular form of consideration available in respect of any of his or her Plan Shares.

10.2

If there is a Reconstruction or Takeover affecting Plan Shares, the consideration received will if it consists of cash or securities which cannot be held under the Plan be treated as the proceeds of a disposal under Rule 14.1 and if it consists of New Shares be held by the Trustees as Plan Shares under the Rules applied, with the necessary changes, as if they were the Shares in respect of which they are issued or which they otherwise represent.

10.3

If notices to acquire compulsorily any Plan Shares are issued under section 979 of the Companies Act 2006 by another company for a consideration consisting of cash and/or shares, Participants must be notified of this by the Trustees as soon as practicable after receipt of the notices by the Trustees and the Participant give notice of his or her instructions to the Trustees in relation to the consideration. The provisions of Rules 10.1, 10.2 and 12 apply, with the necessary changes.

10.4

If a transaction occurs during an Accumulation Period by virtue of which the Shares to be acquired under the Partnership Share Agreement would result in a new holding of shares equating to the original holding of shares for capital gains tax purposes, the Board must with the consent of the relevant Eligible Employee allow the Partnership Share Agreement to continue in effect as if it were an agreement to purchase the shares comprising the new holding.

11.	SCRIP DIVIDENDS

11.1

Except as provided in Rule 6, this Rule 11 applies where the holders of any class of shares of which some are Plan Shares are offered the right to elect to receive shares, credited as fully paid in whole or in part, in place of a cash dividend. Within five Dealing Days or any other period decided by the Trustees before the closing of the offer, the Participant may:

(a)	instruct the Trustees to elect to receive shares; or

(b)	instruct the Trustees to elect to receive cash,

which instructions may be of particular or of general application and relate to Plan Shares awarded before and after the relevant date of the scrip dividend. If neither Rule 6.1(a) nor Rule 6.1(c) applies the Trustees must notify Participants of their right to elect for shares or cash.

11.2

Any shares taken up by the Trustees on behalf of any Participant under this Rule will not form part of the Participant’s Plan Shares to which they relate and they will belong to the Participant and the Trustees must take all reasonable steps to procure that the Shares so acquired are vested in the Participant without delay.

12.	FRACTIONAL ENTITLEMENTS

12.1

If a company makes an offer or invitation conferring any rights upon its members including the Trustees to acquire, against payment, additional securities in that company or if that company allots any new securities by way of capitalisation, the Trustees must allocate those rights or securities amongst the Participants concerned on a proportionate basis and, if the allocation will give rise to a fraction of a security or a transferable unit thereof (in this Rule a “unit”), must round the allocation down to the next whole unit and the Trustees must aggregate the fractions not allocated and use their best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting any expenses of sale and any tax payable) proportionately among the Participants whose allocation was rounded down, except that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustees.

12.2

If when the Trustees allocate the New Shares received in respect of Plan Shares in accordance with Rules 9 and 10, the allocation would give rise to a fraction of a New Share, the Trustees must, subject to Schedule 2 and the Tax Act, round the allocation up or down to the next whole unit as they think fit.

13.	CIRCULARS AND NOTICES

The Company may provide or make available (or procure that the Company’s registrars may provide or make available) to a Participant upon request copies of any notices, circulars and other documents sent to the shareholders of the Company.

14.	DISPOSALS AND PAYMENTS

14.1

Upon receipt of a sum of money being or being part of the proceeds of any disposal or Capital Receipt in respect of any Plan Shares, the Trustees must, subject to compliance with the provisions of Schedule 2, Chapter 6 and the Tax Act, account as soon as reasonably practicable to the Participant for any balance remaining in their hands and relating to those Plan Shares by paying the same to the Participating Company or Subsidiary (if any) by which he or she is employed, except that:

(a)	any Capital Receipt of less than £3 distributable to a particular Participant may be retained by the Trustees; and

(b)

if section 514 of Chapter 6 (Capital receipts: PAYE deductions to be made by trustees) applies the Trustees must in paying over to the Participant the Capital Receipt make a PAYE deduction for an amount equal to that on which income tax is payable as if the Participant were a former employee of the Trustees.

14.2

Any Participating Company or Subsidiary to which the Trustees pay or account for any part of any sum referred to in Rule 14.1 must subject to compliance with the Tax Act account to the Participant for the balance remaining in its hands.

15.	NOTICES

15.1

The Trustees will not be bound to act upon any notice given by or on behalf of a Participant or any person in whom the beneficial interest in his or her Plan Shares is for the time being vested under the Plan unless that notice is received by the Trustees in writing signed by the relevant person except that:

(a)

“in writing” includes email, notification through any on-line communication channels established by the Trustees as part of the electronic system for operating the Plan, writing on or transmitted via the screen of a visual display unit or other similar device including facsimile; and

(b)	the Trustees or the Board as appropriate may specify that a notification may be given by any other means permitted under Schedule 2.

15.2

Any notice which the Trustees are required or may desire to give to any Eligible Employee or Participant under the Plan or a Termination Notice given by the Board to any Eligible Employee or Participant must be in writing except that:

(a)

“in writing” includes email, notification through any on-line communication channels established by the Trustees as part of the electronic system for operating the Plan, writing on or transmitted via the screen of a visual display unit or other similar device including facsimile; and

(b)	the Trustees or the Board as appropriate may specify from time to time that a notification may be given by any other means permitted under Schedule 2,

and notice is given if delivered to the Eligible Employee personally or sent first class through the post pre-paid addressed to the Eligible Employee or Participant at his or her address last known to the Trustees (including any address supplied by the relevant Participating Company or any Subsidiary as being his or her address) or if sent through the Group’s internal postal service. If so personally delivered, notice is deemed to have been given on delivery at the relevant address and if sent by post is deemed to have been given on the day following the date the notice is posted or if sent through the Group’s internal postal service is deemed to have been given three working days after the date of posting. Any document so sent to an Eligible Employee or a Participant will be deemed to have been delivered even if the Participant is dead (whether or not the Trustees have notice of his or her death) except where his or her personal representatives have established their title to the satisfaction of the Trustees and supplied to the Trustees an address to which documents are to be sent.

16.	INFORMATION

The Trustees must maintain any records necessary to comply with the requirements of paragraph 80 of Schedule 2 (Other duties of trustees in relation to tax liabilities), and must give to each Participant any information in their possession that will enable the Participant to determine and quantify any liability he or she may have to income tax under Chapter 2 of Part 2 of ITEPA (Tax on Employment Income).

17.	DISPUTES

The decision of the Board in any dispute or question affecting any Eligible Employee or Participant under the Plan is final and conclusive.

18.	TERMS OF EMPLOYMENT

18.1

Nothing in the Deed or the Plan will in any way be construed as imposing upon a Participating Company a continuing contractual obligation as between that Participating Company and an employee to contribute or to continue to contribute to the Plan.

18.2

In no circumstances will any person who has ceased to be an employee of any member of the Group or who is under notice of termination of his or her employment be entitled to claim as against any member of the Group or the Trustees any compensation for or in respect of any consequential loss he or she may suffer by reason of the operation of the terms of the Plan, the provisions of Schedule 2, ITEPA or the Tax Act.

EXECUTED as a deed by                                      )

RESIDEO TECHNOLOGIES, INC.                           )

acting by:                                                                 )

Director

Director/Secretary

EXECUTED as deed by                                       )

COMPUTERSHARE TRUSTEES LIMITED              )

acting by:                                                               )

Director

Director/Secretary